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                                                                   EXHIBIT 10.27

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                           LOAN AND SECURITY AGREEMENT

                                 by and between

                                  WAM!NET INC.

                                       and

                          FOOTHILL CAPITAL CORPORATION

                            Dated as of July 16, 1999


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                                TABLE OF CONTENTS
                                -----------------

                                                                        Page(s)
                                                                        -------

1.   DEFINITIONS AND CONSTRUCTION...........................................1
     1.1   Definitions......................................................1
     1.2   Accounting Terms................................................13
     1.3   Code............................................................13
     1.4   Construction....................................................13
     1.5   Schedules and Exhibits..........................................13

2.   LOAN AND TERMS OF PAYMENT.............................................13
     2.1   Revolving Advances..............................................13
     2.2   Intentionally Omitted...........................................14
     2.3   Term Loan.......................................................14
     2.4   Intentionally Omitted...........................................14
     2.5   Overadvances....................................................14
     2.6   Interest:  Rates, Payments, and Calculations....................15
     2.7   Collection of Accounts..........................................16
     2.8   Crediting Payments; Application of Collections..................16
     2.9   Designated Account..............................................16
     2.10  Maintenance of Loan Account; Statements of Obligations..........16
     2.11  Fees............................................................17

3.   CONDITIONS; TERM OF AGREEMENT.........................................17
     3.1   Conditions Precedent to the Initial Advance and the Term Loan...17
     3.2   Conditions Precedent to all Advances and the Term Loan.  .......19
     3.3   Conditions Subsequent...........................................20
     3.4   Term; Automatic Renewal.........................................20
     3.5   Effect of Termination...........................................20
     3.6   Early Termination by Borrower...................................20
     3.7   Termination Upon Event of Default...............................20

4.   CREATION OF SECURITY INTEREST.........................................21
     4.1   Grant of Security Interest......................................21
     4.2   Negotiable Collateral...........................................21
     4.3   Collection of Accounts, General Intangibles, and
           Negotiable Collateral...........................................21
     4.4   Delivery of Additional Documentation Required...................21
     4.5   Power of Attorney...............................................21
     4.6   Right to Inspect................................................22

5.   REPRESENTATIONS AND WARRANTIES........................................22
     5.1   No Encumbrances.................................................22
     5.2   Domestic Recurring Contract Billings............................22

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     5.3   Domestic Unencumbered Equipment.................................22
     5.4   Equipment.......................................................22
     5.5   Location of Inventory and Equipment.............................22
     5.6   Inventory Records...............................................23
     5.7   Location of Chief Executive Office; FEIN........................23
     5.8   Due Organization and Qualification; Subsidiaries................23
     5.9   Due Authorization; No Conflict..................................23
     5.10  Litigation......................................................24
     5.11  No Material Adverse Change. ....................................24
     5.12  No Intent to Hinder, Etc........................................24
     5.13  Employee Benefits...............................................24
     5.14  Environmental Condition.........................................24

6.   AFFIRMATIVE COVENANTS.................................................25
     6.1   Accounting System...............................................25
     6.2   Collateral Reporting............................................25
     6.3   Financial Statements, Reports, Certificates.....................25
     6.4   Tax Returns.....................................................26
     6.5   Stock Pledge....................................................26
     6.6   Intentionally Omitted...........................................26
     6.7   Title to Equipment..............................................27
     6.8   Maintenance of Equipment........................................27
     6.9   Taxes...........................................................27
     6.10  Insurance.......................................................27
     6.11  No Setoffs or Counterclaims.....................................28
     6.12  Location of Inventory and Equipment.............................28
     6.13  Compliance with Laws............................................29
     6.14  Employee Benefits...............................................29
     6.15  Leases..........................................................30
     6.16  Year 2000 Compliance............................................30

7.   NEGATIVE COVENANTS....................................................30
     7.1   Indebtedness....................................................30
     7.2   Liens...........................................................30
     7.3   Restrictions on Fundamental Changes.............................31
     7.4   Disposal of Assets..............................................31
     7.5   Change Name.....................................................31
     7.6   Guarantee.......................................................31
     7.7   Nature of Business..............................................31
     7.8   Prepayments and Amendments......................................31
     7.9   Change of Control...............................................31
     7.10  Intentionally Omitted...........................................31
     7.11  Distributions...................................................32
     7.12  Accounting Methods..............................................32
     7.13  Investments.....................................................32

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     7.14  Transactions with Affiliates....................................32
     7.15  Suspension......................................................32
     7.16  Compensation....................................................32
     7.17  Use of Proceeds.................................................32
     7.18  Change in Location of Chief Executive Office;
           Inventory and Equipment with Bailees............................33
     7.19  No Prohibited Transactions Under ERISA..........................33
     7.20  Financial Covenants.............................................33
     7.21  Capital Expenditures............................................35

8.   EVENTS OF DEFAULT.....................................................35

9.   FOOTHILL'S RIGHTS AND REMEDIES........................................36
     9.1   Rights and Remedies.............................................36
     9.2   Remedies Cumulative.............................................38

10.  TAXES AND EXPENSES....................................................38

11.  WAIVERS; INDEMNIFICATION..............................................39
     11.1  Demand; Protest; etc............................................39
     11.2  Foothill's Liability for Collateral.............................39
     11.3  Indemnification.................................................39

12.  NOTICES...............................................................39

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER............................40

14.  DESTRUCTION OF BORROWER'S DOCUMENTS...................................41

15.  GENERAL PROVISIONS....................................................41
     15.1  Effectiveness...................................................41
     15.2  Successors and Assigns..........................................41
     15.3  Section Headings................................................42
     15.4  Interpretation..................................................42
     15.5  Severability of Provisions......................................42
     15.6  Amendments in Writing...........................................42
     15.7  Counterparts; Telefacsimile Execution...........................42
     15.8  Revival and Reinstatement of Obligations........................42
     15.9  Confidentiality.................................................42
     15.10 Integration.....................................................43

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                             SCHEDULES AND EXHIBITS
                             ----------------------

Schedule D-1               Domestic Unencumbered Equipment
Schedule P-1               Permitted Liens
Schedule R-1               Real Property Collateral
Schedule 5.8               Subsidiaries
Schedule 5.10              Litigation
Schedule 5.13              ERISA Benefit Plans
Schedule 6.12              Location of Inventory and Equipment
Schedule 7.1               Indebtedness
Schedule 7.14              Transactions with Affiliates

Exhibit C-1                Form of Compliance Certificate

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                           LOAN AND SECURITY AGREEMENT
                           ---------------------------

     THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), is entered into as of July 16, 1999, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333 and WAM!NET INC., a Minnesota corporation ("Borrower"), with its chief executive office located at 655 Lone Oak Drive, Eagan, Minnesota 55121.

     The parties agree as follows:

     1. DEFINITIONS AND CONSTRUCTION.

     1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

          "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

          "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

          "Advances" has the meaning set forth in Section 2.1(a).

          "Affiliate" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

          "Agreement" has the meaning set forth in the preamble hereto.

          "Authorized Person" means any officer or other employee of Borrower.

          "Average Unused Portion of Maximum Revolving Amount" means, as of any date of determination, (a) the Maximum Revolving Amount, less (b) the average Daily Balance of Advances that were outstanding during the immediately preceding month.

          "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.ss. 101 et seq.), as amended, and any successor statute.

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          "Benefit Plan" means a "defined benefit plan" (as defined in Section
     3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

          "Borrower" has the meaning set forth in the preamble to this Agreement.

          "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

          "Borrowing Base" has the meaning set forth in Section 2.1(a).

          "Business Day" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

          "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) other than MCI WorldCom, Silicon Graphics, Inc. or their respective Affiliates becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 15% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors which percentage shall be increased to 20% upon consummation of the IPO.

          "Closing Date" means the date of the first to occur of the making of the initial Advance or the funding of the Term Loan.

          "Code" means the California Uniform Commercial Code.

          "Collateral" means each of the following, except for Excluded Assets:

               (a) the Accounts,

               (b) Borrower's Books,

               (c) the Equipment,

               (d) the General Intangibles,

               (e) the Inventory,

               (f) the Investment Property,

               (g) the Negotiable Collateral,

               (h) the Real Property Collateral,

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               (i) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and

               (j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Collateral Access Agreement" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance reasonably satisfactory to Foothill.

          "Collections" means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, Equipment sales, rental proceeds, and tax refunds) except for proceeds from: (a) the IPO or any other private or public sale by Borrower of equity or debt instruments, (b) Equipment financing, and (c) sale of Excluded Assets.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Borrower to Foothill.

          "Daily Balance" means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

          "Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

          "Designated Account" means account number 51-06036 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account of Borrower (located within the United States) which has been designated, in writing and from time to time, by Borrower to Foothill.

          "Designated Account Bank" means First National Bank of Chicago, whose office is located at 525 W. Monroe Street, Suite 0239 6th Floor, Chicago, Illinois 60661, and whose ABA number is 071-000013.

          "Disbursement Letter" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

          "Dollars or $" means United States dollars.

          "Domestic Eligible Accounts" means those Accounts created by Borrower in the ordinary course of business, that arise out of Borrower's rendition of services, that strictly comply with each and all of

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     the representations and warranties respecting Accounts made by Borrower to
     Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

               (a) Accounts that the Account Debtor has failed to pay: (i) within 90 days of invoice date or (ii) 60 days from original due date;

               (b) Accounts owed by an Account Debtor or its Affiliates where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

               (c) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of Borrower;

               (d) Intentionally Omitted;

               (e) Accounts that are not payable in Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any State thereof;

               (f) Accounts with respect to which the Account Debtor is either
          (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. ss. 3727), or (ii) any state of the United States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims
          Act);

               (g) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account;

               (h) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

               (i) Accounts with respect to which the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

               (j) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

               (k) Accounts with respect to which the services giving rise to such Account have not been performed, except for the service fee which is billed monthly in advance; and

               (l) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the

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          courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement.

          "Domestic Eligible Inventory" means Inventory consisting of first quality unallocated equipment hardware that is not currently used, but that is intended to be used within 90 days in the ordinary course of Borrower's business, that are located at or in-transit between Borrower's premises identified on Schedule 6.12, that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower's current and historical accounting practices. An item of Inventory shall not be included in Domestic Eligible Inventory if:

               (a) it is not owned solely by Borrower or Borrower does not have good, valid, and marketable title thereto;

               (b) it is not located at one of the locations set forth on
          Schedule 6.12;

               (c) it is not subject to a valid and perfected first priority security interest in favor of Foothill;

               (d) it consists of goods rejected by Borrower's customers or goods in transit; and

               (e) it is obsolete, work-in-process, a component that is not part of finished goods, or constitutes spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory subject to a Lien in favor of any third Person, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment.

          "Domestic Recurring Contract Billings" means revenues arising from monthly billings from Account Debtors whose Accounts are payable in Dollars and which: (a) maintain their chief executive office in the United States or (b) are organized under the laws of the United States or any state thereof.

          "Domestic Unencumbered Equipment" means Equipment in the United States at one of the locations set forth on Schedule 6.12 that is not subject to Liens other than those in favor of Foothill and that is listed on Schedule D-1.

          "Early Termination Premium" has the meaning set forth in Section 3.6.

          "EBITDA" means the consolidated net income of Borrower and its Subsidiaries (excluding extraordinary items) for the prior three month period (a) plus all interest expense, income tax expense, depreciation and amortization (including amortization of any goodwill or other intangibles) for the period, (b) plus or minus losses or gains attributable to any fixed asset sales in the period and (c) plus or minus

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     any other non-cash charges or extraordinary income or expenses which have been subtracted or added in calculating consolidated net income for the period.

          "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any assets acquired by Borrower with the proceeds of a Capital Expenditure Loan, (b) any interest of Borrower in any of the foregoing, and (c) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C.ss.ss.1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

          "ERISA Affiliate" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of
     Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

          "ERISA Event" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

          "Event of Default" has the meaning set forth in Section 8.

          "Excess Availability" means Borrower's cash and cash equivalents plus Borrower's unused borrowing availability pursuant to Section 2.1(a).

          "Excluded Assets" means assets of Borrower that are: (a) subject to Liens set forth on Schedule P-1 where the documents respecting the Liens prohibit Borrower from granting junior Liens in such assets or (b) outstanding shares of capital stock of Borrower's Subsidiaries other than Wam!Net Holdings (UK), Ltd. Notwithstanding anything set forth in this definition, Excluded Assets shall not include Borrower's Accounts, Domestic Eligible Inventory or Domestic Unencumbered Equipment.

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          "Existing Lender" means First National Bank of Chicago.

          "FEIN" means Federal Employer Identification Number.

          "Foothill" has the meaning set forth in the preamble to this Agreement.

          "Foothill Account" has the meaning set forth in Section 2.7.

          "Foothill Expenses" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office), filing, recording, publication, appraisal (including periodic Personal Property Collateral or Real Property Collateral appraisals), real estate surveys, real estate title policies and endorsements, and environmental audits; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Personal Property Collateral or the Real Property Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, amending, terminating, enforcing, or defending the Loan Documents (including reasonable attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), irrespective of whether suit is brought.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, purchase orders, customer lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

          "Governing Documents" means the certificate or articles of incorporation, by- laws, or other organizational or governing documents of any Person.

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          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Gross Margin" means net revenues less communication charges and costs of goods sold as a percentage of net revenues.

          "Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

          "Indebtedness" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Intangible Assets" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

          "Intellectual Property Security Agreement" means that certain Intellectual Property Security Agreement, of even date herewith, between Borrower and Foothill.

          "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

          "Investment Property" means all of Borrower's presently existing and hereafter acquired or arising investment property (as that term is defined in Section 9115 of the Code).

          "IPO" means an underwritten initial public offering of shares of Borrower's Common Stock, $.01 par value with net proceeds to Borrower of not less than $70,000,000.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "Lien" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

          "Liquidation Value" means that value as defined by the Appraisal Institute, in The Dictionary of Real Estate Appraisal (third edition, pages 210-211), under a marketing period of six months, as determined by an appraiser acceptable to Foothill.

          "Loan Account" has the meaning set forth in Section 2.10.

          "Loan Documents" means this Agreement, the Disbursement Letter, the Lockbox Agreements, Intellectual Property Security Agreement, the Mortgages, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

          "Lockbox Account" shall mean a depositary account established pursuant to one of the Lockbox Agreements.

          "Lockbox Agreements" means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

          "Lockbox Banks" means First National Bank of Chicago or such other banks as may be agreed to by Foothill and Borrower from time to time.

          "Lockboxes" has the meaning set forth in Section 2.7.

          "Material Adverse Change" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

          "Maximum Amount" means the Maximum Revolving Amount plus the outstanding principal balance of the Term Loan.

          "Maximum Revolving Amount" means, as of any date of determination, $10,000,000.

          "Mortgages" means one or more mortgages, deeds of trust, or deeds to secure debt, executed by Borrower in favor of Foothill, the form and substance of which shall be satisfactory to Foothill, that encumber the Real Property Collateral and the related improvements thereto.

          "Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

          "NADS" means network access devices.

          "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, Investment Property, securities (including the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), and chattel paper.

          "Obligations" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

          "Overadvance" has the meaning set forth in Section 2.5.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

          "Permitted Investments" shall mean (i) cash equivalents, (ii) loans not to exceed $750,000 in the aggregate at any time outstanding, and travel advances extended to officers and employees of the Borrower in the ordinary course of business, (iii) investments existing on the Closing Date in Subsidiaries and additional investments in the ordinary course of business in wholly-owned Subsidiaries so long as Borrower has not less than $10,000,000 of Excess Availability after making such investments, (iv) investments by the

     Borrower, in an aggregate amount not to exceed $250,000, in loans or extensions of credit granted in the ordinary course to purchasers or lessees of the products sold or leased by the Borrower as long as the Borrower is not in default under this Agreement, (v) marketable, direct obligations payable by the United States of America maturing within 365 days of the date of purchase, (vi) commercial paper issued by corporations, each of which shall have consolidated net worth of at least $250,000,000,
     (vii) commercial paper issued by United States corporations rated A-1 by Standard & Poors Corporation or P-1 by Moody's Investor Services or certificates of deposit or banker's acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000.

          "Permitted Liens" means (a) Liens held by Foothill, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases and purchase money security interests and Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under Section
     7.21 and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or
     (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that would not cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Foothill,
     (k) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower, (l) liens on Real Property and the related fixtures, but not including the Real Property Collateral and the related fixtures until the Term Loan has been fully repaid, and (m) Liens in connection with the financing of Equipment purchased by Borrower which is subsequently financed by a lender, to the extent that the acquisition of the underlying assets is permitted under Section 7.21, and so long as the Lien is only attached to the asset purchased or acquired and the proceeds of such Equipment, and only secures the purchase price of the asset, and the ancillary costs of the financing agreements.

          "Permitted Protest" means the right of Borrower to protest any Lien (other than any such Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

          "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Personal Property Collateral" means all Collateral other than the Real Property Collateral.

          "Plan" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

          "Real Property" means any estates or interests in real property now owned or hereafter acquired by Borrower.

          "Real Property Collateral" means the parcel or parcels of real property and the related improvements thereto identified on Schedule R-1.

          "Reference Rate" means the variable rate of interest, per annum, most recently announced by Wells Fargo Bank, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

          "Renewal Date" has the meaning set forth in Section 3.4.

          "Reportable Event" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

          "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

          "Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

          "Term Loan" has the meaning set forth in Section 2.3.

          "Voidable Transfer" has the meaning set forth in Section 15.8.

          "Year 2000 Compliant" means, with regard to any Person, that all software utilized by and material to the business operations or financial condition of, such entity are able to interpret and manipulate data on and involving all calendar dates correctly and without causing any abnormal ending scenario in any material respects, including in relation to dates in and after the year 2000.

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

     1.3. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

     1.4. Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

     1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     2. LOAN AND TERMS OF PAYMENT.

     2.1 Revolving Advances.

          (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Amount or (ii) the Borrowing Base. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean:

               (y) prior to repayment of the Term Loan in full, the lesser of
          (i) 100% of Borrower's Domestic Recurring Contract Billings for the immediately prior trailing three months and (ii) 100% of Borrower's Collections from Domestic Recurring Contract Billings for the immediately prior trailing three months, and after repayment of the Term Loan in full, an amount equal to 50% of the sum of: (i) Domestic Eligible Accounts, (ii) of the value of Domestic Eligible Inventory, and (iii) the net book value of Domestic Unencumbered Equipment, minus

               (z) the aggregate amount of reserves, if any, established by Foothill under Sections 2.1(b), 6.15, and 10.

          (b) Anything to the contrary in this Section 2.1 notwithstanding, Foothill may (i) reduce the advance rates based upon Domestic Recurring Contract Billings without declaring an Event of

     Default if it determines that there has occurred a Material Adverse Change; and (ii) establish reserves against the Borrowing Base in such amounts as Foothill in its reasonable judgment (from the perspective of an asset-based lender) shall deem necessary or appropriate, including reserves on account of (y) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any section of this Agreement or any other Loan Document and (z) without duplication of the foregoing, amounts owing by Borrower to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the reasonable determination of Foothill (from the perspective of an asset-based lender), would be likely to have a priority superior to Foothill's Liens (such as landlord liens, ad valorem taxes, or sales taxes where given priority under applicable law) in and to such item of the Collateral.

          (c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

     2.2 Intentionally Omitted.

     2.3 Term Loan. Foothill has agreed to make a term loan (the "Term Loan") to Borrower in the original principal amount of the lesser of: (a) 10,000,000 and
(b) 50% of the Quick Sale Value of the Real Property Collateral. The Term Loan shall be repaid in installments of principal in the following amounts:

============================================================================
             Month                        Installment Amount
============================================================================
          1 through 18                      Interest Only
----------------------------------------------------------------------------
         19 through 23                         $210,000
----------------------------------------------------------------------------
               24                         Remaining Balance
============================================================================

Each such installment shall be due and payable on the first day of each month commencing on the first day of February 1, 2001 and continuing on the first day of each succeeding month until and including the date on which the unpaid balance of the Term Loan is paid in full. Interest shall be payable monthly in accordance with Section 2.6(e). The outstanding principal balance and all accrued and unpaid interest under the Term Loan shall be due and payable upon the termination of this Agreement, whether by its terms, by prepayment, by acceleration, or otherwise. The unpaid principal balance of the Term Loan may be prepaid in whole or in part without penalty or premium at any time during the term of this Agreement upon 30 days prior written notice by Borrower to Foothill, all such prepaid amounts to be applied to the installments due on the Term Loan in the inverse order of their maturity. All amounts outstanding under the Term Loan shall constitute Obligations. So long as no Event of Default has occurred and is continuing and Borrower has provided Foothill with the stock pledge required in Section 6.5, Foothill shall reconvey its Mortgages and release its Liens and fixture filings on the Real Property Collateral upon payment, in full in cash, of the Term Loan.

     2.4 Intentionally Omitted.

     2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Section 2.1 is greater than either the Dollar or percentage limitations set forth in Section 2.1 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under
Section 2.1.

     2.6 Interest: Rates, Payments, and Calculations.

          (a) Interest Rate. Except as provided in clause (c) below, all Obligations shall bear interest on the Daily Balance at a per annum rate of
     1.75 percentage points above the Reference Rate.

          (b) Intentionally Omitted.

          (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, all Obligations shall bear interest on the Daily Balance at a per annum rate equal to 5.75 percentage points above the Reference Rate.

          (d) Minimum Interest. In no event shall the rate of interest chargeable hereunder for any day be less than 8.00% per annum. Minimum monthly interest shall be charged based upon an average Daily Balance (including the Term Loan) of $4,000,000. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate or Daily Balance, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate and minimum Daily Balance.

          (e) Payments. Interest shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), the fees and charges provided for in Section 2.11 (as and when accrued or incurred), and all installments or other payments due under the Term Loan or any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

          (f) Computation. The Reference Rate as of the date of this Agreement is 8.00% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

          (g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

     2.7 Collection of Accounts. Borrower shall at all times maintain lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit all Collections in respect thereof to such Lockboxes. Borrower, Foothill, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Foothill. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill.

     2.8 Crediting Payments; Application of Collections. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for one Business Day of `clearance' or `float' at the rate set forth in
Section 2.6(a)(i) or Section 2.6(c)(i), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations under
Section 2.1, or otherwise). This across-the-board one Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging one Business Day of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into the Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

     2.9 Designated Account. Foothill is authorized to make the Advances and the Term Loan, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Advance requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

     2.10 Maintenance of Loan Account; Statements of Obligations. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances and the Term Loan made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Lockbox Bank. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements or except for manifest error.

     2.11 Fees. Borrower shall pay to Foothill the following fees:

          (a) Closing Fee. On the Closing Date, a closing fee of $200,000;

          (b) Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in an amount equal to 0.25% per annum times the Average Unused Portion of the Maximum Revolving Amount;

          (c) Intentionally Omitted.

          (d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of $750 per day per examiner, plus out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower and for setting up electronic reporting of Collateral by Borrower performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; provided, however, that prior to the occurrence of an Event of Default and the continuation thereof, Borrower shall not be responsible to pay for more than three financial examinations of Borrower in any 12 month period.

          (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $5,000.

     3. CONDITIONS; TERM OF AGREEMENT.

     3.1 Conditions Precedent to the Initial Advance and the Term Loan. The obligation of Foothill to make the initial Advance and the Term Loan is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

          (a) the Closing Date shall occur on or before July 21, 1999;

          (b) Foothill shall have received searches reflecting the filing of its financing statements;

          (c) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

               (i) the Lockbox Agreements;

               (ii) the Disbursement Letter;

              (iii) the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrower;

               (iv) the Intellectual Property Security Agreement; and

               (v) the Mortgages.

          (d) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute the same;

          (e) Foothill shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

          (f) Foothill shall have received a certificate of status with respect to Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

          (g) Foothill shall have received certificates of status with respect to Borrower, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

          (h) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

          (i) Foothill's counsel shall have reviewed the Indenture, dated as of March 5, 1998, for Borrower's 13 1/4% Senior Discount Notes due 2005, Series A and B and Borrower's Service Agreements with Borrower's major customers;

          (j) Foothill shall have received such Collateral Access Agreements from lessors, warehousemen, bailees, and other third persons as Foothill may require;

          (k) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its reasonable discretion;

          (l) Foothill shall have received (i) an appraisal of the Real Property Collateral satisfactory to Foothill, and (ii) mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Foothill (each a "Mortgage

     Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Foothill assuring Foothill that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to Foothill;

          (m) Foothill shall have received a phase-I environmental report and a real estate survey shall have been completed with respect to the Real Property Collateral and copies thereof delivered to Foothill; the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to Foothill in its sole discretion;

          (n) Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

          (o) Foothill shall have received background checks for each of Borrower's key officers, the results of which are satisfactory to Foothill;

          (p) Borrower shall have not less than $15,000,000 of Excess Availability after paying the closing fee to Foothill and with Borrower's accounts payable being paid within their terms; and

          (q) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

     3.2 Conditions Precedent to all Advances and the Term Loan. The following shall be conditions precedent to all Advances and the Term Loan:

          (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

          (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

     3.3 Conditions Subsequent. As conditions subsequent to initial closing hereunder, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting an Event of Default):

          (a) within 30 days of the Closing Date, deliver to Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel, and

          (b) within 15 days of the Closing Date, deliver control agreements, in form acceptable to Foothill, for all of Borrower's investment accounts; and

          (c) within 30 days of the Closing Date, deliver to Foothill the letter to management from Borrower's accountants for the fiscal year ended December 31, 1998.

     3.4 Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is two years from the Closing Date and automatically shall be renewed for successive one year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

     3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of one year.

     3.6 Early Termination by Borrower. The provisions of Section 3.4 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations, in full, together with a premium (the "Early Termination Premium") equal to the greater of (a) the total interest on all Obligations for the immediately preceding six months, and (b) $200,000.

     3.7 Termination Upon Event of Default. If Foothill terminates this Agreement upon the occurrence and continuation of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section
3.7 shall be deemed included in the Obligations.

     4. CREATION OF SECURITY INTEREST.

     4.1 Grant of Security Interest. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Personal Property Collateral or the Real Property Collateral.

     4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

     4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time, Foothill or Foothill's designee may, with prior notice to Borrower,
(a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account; provided, however, that Foothill's failure to provide Borrower with prior notice pursuant to this Section 4.3, shall not create any liability to Foothill or impair any of its rights under this Agreement. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

     4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, control agreements, endorsements of certificates of title, affidavits, reports, notices, schedules of accounts, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

     4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to
(a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under

Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

     4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5. REPRESENTATIONS AND WARRANTIES.

     In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance and the Term Loan, as though made on and as of the date of such Advance or the Term Loan (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this
Agreement:

     5.1 No Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

     5.2 Domestic Recurring Contract Billings. The Domestic Recurring Contract Billings are bona fide existing obligations created by the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor whose obligations to Borrower exceed $10,000 without promptly providing notice thereof to Foothill.

     5.3 Domestic Unencumbered Equipment. All of the Domestic Unencumbered Equipment is listed on Schedule D-1 which schedule may be modified, from time to time, by Borrower: (a) to add additional Equipment and (b) to delete Equipment with the prior written consent of Foothill, which consent will not be unreasonably withheld.

     5.4 Equipment. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes in all material respects.

     5.5 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on
Schedule 6.12 or otherwise permitted by Section 6.12.

     5.6 Inventory Records. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

     5.7 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement or such address as may be changed pursuant to Section 7.18 and Borrower's FEIN is 41-1795247.

     5.8 Due Organization and Qualification; Subsidiaries.

          (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to cause a Material Adverse Change.

          (b) Set forth on Schedule 5.8, is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

          (c) Except as set forth on Schedule 5.8, no capital stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

     5.9 Due Authorization; No Conflict.

          (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

          (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not
     (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower,
     (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower except for any approvals or consents that have already been obtained.

          (c) Other than the filing of appropriate financing statements, fixture filings, and mortgages, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

          (d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          (e) The Liens granted by Borrower to Foothill in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

     5.10 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on
Schedule 5.10; and (c) matters arising after the date hereof that, if decided adversely to Borrower, would not cause a Material Adverse Change.

     5.11 No Material Adverse Change. All financial statements relating to Borrower that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

     5.12 No Intent to Hinder, Etc. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

     5.13 Employee Benefits. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

     5.14 Environmental Condition. None of Borrower's properties or assets has ever been used by Borrower or in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials except in compliance with applicable laws or except as provided in the phase I - environmental report. Except as provided in the phase 1 - environmental report, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation or notice of violation from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

     6. AFFIRMATIVE COVENANTS.

     Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall do all of the following:

     6.1 Accounting System. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Foothill. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

     6.2 Collateral Reporting. Provide Foothill with the following documents at the following times in form satisfactory to Foothill: (a) on a monthly basis, so long as the Term Loan is outstanding, and, in any event, by no later than the 15th day of each month during the term of this Agreement, (1) a detailed calculation of the Borrowing Base and a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, (b) on a weekly basis after the Term Loan is no longer outstanding, a calculation of the Borrowing Base, (c) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, and delivery documents for Inventory and Equipment acquired by Borrower, purchase orders and invoices, (d) on a quarterly basis, a detailed list of Borrower's customers, (e) on a monthly basis, a calculation of the Dilution for the prior month; (f) upon request, Borrower's electronic data to the extent that it may reasonably be provided, and (g) such other reports as to the Collateral or the financial condition of Borrower as Foothill may request from time to time. Original invoices shall be mailed by Borrower to each Account Debtor and, at Foothill's direction, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill.

     6.3 Financial Statements, Reports, Certificates. Deliver to Foothill: (a) as soon as available, but in any event within 30 days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations during such period; and (b) as soon as available, but in any event within 90 days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more Subsidiaries or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

     Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.

     Each month, together with the financial statements provided pursuant to
Section 6.3(a), Borrower shall deliver to Foothill a Compliance Certificate signed by its chief financial officer to the effect that: (i) all financial statements delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in Section 7.20 is to be tested, Borrower is in compliance at the end of such period with the applicable financial covenants contained in Section 7.20 (and demonstrating such compliance in reasonable detail), and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in the case of clauses
(i), (ii), or (iii), to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

     Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

     6.4 Tax Returns. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

     6.5 Stock Pledge. Pledge to Foothill 66% of the outstanding shares of capital stock of Wam!Net Holdings (UK), Ltd. concurrently with the release of the Real Property Collateral.

     6.6 Intentionally Omitted.

     6.7 Title to Equipment. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment that are not subject to Permitted Liens.

     6.8 Maintenance of Equipment. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property. Notwithstanding the foregoing, in the event the Equipment cannot be efficiently repaired, as determined by Borrower in its reasonable discretion, Borrower shall be allowed to sell or otherwise dispose of such Equipment from time to time in the ordinary course of its business.

     6.9 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

     6.10 Insurance.

     (a) At its expense, keep the Personal Property Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Personal Property Collateral, as well as errors and omission insurance and insurance against larceny, embezzlement, and criminal misappropriation.

     (b) At its expense, obtain and maintain (i) insurance of the type necessary to insure the Improvements and Chattels (as such terms are defined in the Mortgages), for the full replacement cost thereof, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, elevator collision, and other risks from time to time included under "extended coverage" policies, in such amounts as Foothill may require, but in any event in amounts sufficient to prevent Borrower from becoming a co-insurer under such policies, (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each parcel of Real Property Collateral, in an amount of not less than $2,000,000;
(iii) business rental insurance covering annual receipts for a 12 month period for each parcel of Real Property Collateral; and (iv) insurance for such other risks as Foothill may require. Replacement costs, at Foothill's option, may be redetermined by an insurance appraiser, satisfactory to Foothill, not more frequently than once every 12 months at Borrower's cost.

     (c) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Foothill shall specify, shall contain a California Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Foothill, showing Foothill as a loss payee thereof, and shall contain a waiver of warranties. Every policy of insurance referred to in this Section 6.10 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Foothill and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Real Property Collateral for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by Foothill pursuant to the Mortgages upon the happening of an Event of Default and during its continuance, or (iii) any change in title or ownership of the Real Property Collateral. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

     (d) Original policies or certificates thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance. Foothill shall have the right to adjust all losses payable under any such insurance policies regarding Collateral (other than the Real Property Collateral unless any loss relating thereto is not adjusted within 90 days of Borrower's claim) in which it has a first priority Lien without any liability to Borrower whatsoever in respect of such adjustments; provided, however, that Borrower shall have the right, prior to the occurrence of an Event of Default, to adjust all losses that are less than $250,000 in the aggregate in any of Borrower's fiscal years. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, and during its continuance, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine.

     (e) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this
Section 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard California 438BFU (NS) Mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

     6.11 No Setoffs or Counterclaims. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

     6.12 Location of Inventory and Equipment. Keep the Inventory and Equipment only at the locations identified on Schedule 6.12; provided, however, that: (a) Borrower may have Equipment located outside of the United States with a book value not to exceed $100,000 in the aggregate, (b) Borrower may have Equipment and Inventory at trade shows for up to 30 days at a time, and (c) Borrower may amend Schedule 6.12 so long as such amendment occurs by written notice to Foothill not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement.

     6.13 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to cause a Material Adverse Change.

     6.14 Employee Benefits.

     (a) Deliver to Foothill: (i) promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

     (b) Cause to be delivered to Foothill, upon Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries;
(ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

     6.15 Leases. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

     6.16 Year 2000 Compliance. Borrower shall be Year 2000 Compliant on or before September 30, 1999.

     7. NEGATIVE COVENANTS.

     Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following:

     7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a) Indebtedness evidenced by this Agreement;

          (b) Indebtedness set forth in Schedule 7.1;

          (c) Indebtedness secured by Permitted Liens;

          (d) Indebtedness secured by the Real Property Collateral after repayment, in full, of the Term Loan;

          (e) Unsecured Indebtedness; and

          (f) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) through (e) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the original aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

     7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired (including the outstanding shares of capital stock of Wam!Net Limited (UK)), or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(d) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness). Foothill agrees to subordinate or, if necessary, to release its security interest in Borrower's Equipment and related assets for purposes of financing by other Persons as provided in the definition of Permitted Liens so long as no Event of Default has occurred and is continuing.

     7.3 Restrictions on Fundamental Changes. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets.

     7.4 Disposal of Assets. Sell, lease, assign, transfer, or otherwise dispose of any of Borrower's properties or assets other than: (a) sales of Inventory or Equipment to buyers in the ordinary course of Borrower's business as currently conducted, (b) transfers of Equipment to Subsidiaries with a book value not to exceed $100,000 in the aggregate, (c) transfer of the Real Property Collateral to a Subsidiary concurrently or after repayment in full, in cash, of the Term Loan and (d) sales of Equipment that cannot be efficiently repaired, as determined by Borrower in its reasonable discretion, in an amount not to exceed $100,000 in the aggregate in any of Borrower's fiscal years.

     7.5 Change Name. Change Borrower's corporate structure (within the meaning of Section 9402(7) of the Code) or, without not less than 30 days prior written notice to Foothill, change Borrower's name, FEIN, or identity, or add any new fictitious name.

     7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

     7.7 Nature of Business. Make any material change in the principal nature of Borrower's business.

     7.8 Prepayments and Amendments.

          (a) Except in connection with a refinancing permitted by Section 7.1(f), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

          (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or (d); provided, however, that after completion of the IPO, Borrower may take such actions with respect to Equipment leases and Indebtedness secured by Equipment.

     7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

     7.10 Intentionally Omitted.

     7.11 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding except for acquisitions, redemption or retirement of shares of Borrower's outstanding capital stock in an amount not to exceed $200,000 in the aggregate in any 12-month period, so long as no Event of Default has occurred and is continuing; provided, however, that this Section 7.11 shall be amended upon consummation of the IPO to reflect any provisions reasonably relating to this covenant that are included in the IPO.

     7.12 Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

     7.13 Investments. Except for Permitted Investments, directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) prior to completion of the IPO, and after completion of the IPO in excess of $250,000 in the aggregate for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person; provided, however, that Borrower may enter into transactions in excess of the above amount with the consent of Foothill which consent shall not be unreasonably withheld.

     7.14 Transactions with Affiliates. Except as provided on Schedule 7.14, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

     7.15 Suspension. Suspend or go out of a substantial portion of its business.

     7.16 Compensation. Increase the annual fee or per-meeting fees paid to directors during any year by more than 20% over the prior year; pay or accrue total cash compensation, during any year, to Borrower's current officers and senior management employees in an aggregate (and officers and senior management employees hired after the date of this Agreement for the second year and all subsequent years of their employment) amount in excess of 120% of that paid or accrued in the prior year without the prior written consent of Foothill which consent shall not be unreasonably withheld. This Section 7.16 shall automatically be deleted upon the consummation of the IPO.

     7.17 Use of Proceeds. Use the proceeds of the Advances and the Term Loan made hereunder for any purpose other than (a) on the Closing Date, to pay transactional costs and expenses incurred in connection with this Agreement, and
(b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

     7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

     7.19 No Prohibited Transactions Under ERISA. Directly or indirectly:

          (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

          (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

          (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

          (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

          (f) fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

          (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

          (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $50,000.

     7.20 Financial Covenants. Fail to maintain:

          (a) Gross Margin. Gross Margin of at least the following percentages as of the end of the following fiscal quarters:

                  Fiscal Quarter Ending              Minimum Gross Margin
                  ---------------------              --------------------

                  September 30, 1999                          18%
                  December 31, 1999                           30%
                  March 31, 2000                              40%
                  June 30, 2000                               43%
                  September 30, 2000 and each                 46%
                      quarter thereafter

          (b) NADS. As of the end of the following fiscal quarters, an installed base of NADS in the United States of at least the following number:

                  Fiscal Quarter Ending                         Minimum NADS
                  ---------------------                         ------------

                  September 30, 1999                                1,700
                  December 31, 1999                                 2,000
                  March 31, 2000                                    2,400
                  June 30, 2000                                     2,800
                  September 30, 2000 and each                       3,000
                      quarter thereafter

          (c) EBITDA. EBITDA of not less than the following amounts as of the end of the following fiscal quarters:

                  Fiscal Quarter Ending                      Minimum EBITDA
                  ---------------------                      --------------

                  September 30, 1999                          -$20,000,000
                  December 31, 1999                           -$17,000,000
                  March 31, 2000                              -$12,000,000
                  June 30, 2000                               -$ 9,000,000
                  September 30, 2000                          -$ 8,000,000
                  December 31, 2000                           -$ 7,000,000
                  March 31, 2001                              -$ 6,000,000
                  June 30, 2001                               -$ 5,000,000

          The financial covenants set forth in Sections 7.20 and 7.21 shall be amended upon consummation of the IPO using the projections used by the underwriters in the IPO . In addition, the financial covenants set forth in Sections 7.20 and 7.21 shall be amended upon consummation of a private equity investment with net proceeds of not less than $70,000,000 using the projections used in the private equity sale, provided the amendment in the case of the private equity sale shall be subject to the consent of Foothill, which consent shall not be unreasonably withheld, conditioned or delayed.

     7.21 Capital Expenditures. Make capital expenditures in any fiscal year in excess of the amounts set forth below:

                  Capital Expenditures
                  Fiscal Year Ending          Maximum Capital Expenditures
                  ------------------          ----------------------------

                  December 31, 1999                     $40,000,000
                  December 31, 2000                     $55,000,000
                  December 31, 2001                     $60,000,000

     8. EVENTS OF DEFAULT.

     Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

     8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

     8.2 If Borrower fails to perform, keep, or observe: (a) any term, provision, condition, covenant, or agreement contained in Section 6.2, Section
6.3 or Section 6.9 and such failure continues for a period of five days after such failure, (b) any term, provision, condition, covenant, or agreement contained in Section 6.4, Section 6.12 or Section 6.15 and such failure continues for a period of 10 days after such failure, or (c) any other term, provision, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill;

     8.3 If there is a Material Adverse Change;

     8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and such attachment, seizure or levy, and if such attachment, seizure, warrant or levy is for $100,000 or less, it is not released or satisfied within 15 days of its occurrence; provided, however, that Foothill may reserve the amount of such attachment, seizure, warrant or levy;

     8.5 If an Insolvency Proceeding is commenced by Borrower;

     8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

     8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

     8.8 If a notice of Lien, levy, or assessment in excess of $100,000 is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts, in excess of $100,000 in the aggregate, owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof; provided, however, that Foothill may reserve the amount of such Lien;

     8.9 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets, and if such Lien is for $100,000 or less and the Lien or encumbrance is not released or bonded against within 30 days of its creation; provided, however, that Foothill may reserve the amount of such Lien;

     8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

     8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness; or

     8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn.

     9. FOOTHILL'S RIGHTS AND REMEDIES.

     9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

          (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

          (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Personal Property Collateral or the Real Property Collateral and without affecting the Obligations;

          (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

          (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

          (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Foothill so requires, and to make the Personal Property Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

          (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

          (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

          (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

          (j) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

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

          (k) Foothill shall give notice of the disposition of the Personal Property Collateral as follows:

               (1) Foothill shall give Borrower and each holder of a security interest in the Personal Property Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

               (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least 10 days before the date fixed for the sale, or at least 10 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Personal Property Collateral shall be sent to such addresses as they have furnished to Foothill;

               (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least 10 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

          (l) Foothill may credit bid and purchase at any public sale; and

          (m) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

     9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

     10. TAXES AND EXPENSES.

     If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the

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

future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

     11. WAIVERS; INDEMNIFICATION.

     11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

     11.2 Foothill's Liability for Collateral. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

     11.3 Indemnification. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

     12. NOTICES.

     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

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

     If to Borrower: WAM!NET INC.
                     655 Loan Oak Drive
                     Eagan, Minnesota 55121
                     Attn: Mark Marlow, Director of Finance
                     Fax No. 651.994.9591

     with copies to: LARKIN, HOFFMAN, DALY &
                     LINDGREN, LTD.
                     1500 Norwest Financial Center
                     7900 Xerxes Avenue South
                     Bloomington, Minnesota 55431
                     Attn:  Andrew F. Perrin, Esq.
                     Fax No. 612.896.1511

     If to Foothill: FOOTHILL CAPITAL CORPORATION
                     11111 Santa Monica Boulevard
                     Suite 1500
                     Los Angeles, California 90025-3333
                     Attn:  Business Finance Division Manager
                     Fax No. 310.478.9788

     with copies to: BUCHALTER, NEMER, FIELDS & YOUNGER
                     601 South Figueroa Street
                     Suite 2400
                     Los Angeles, California 90017
                     Attn:  Robert C. Colton, Esq.
                     Fax No. 213.896.0400

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or other similar method set forth above.

     13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

     THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR

PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14. DESTRUCTION OF BORROWER'S DOCUMENTS.

     All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

     15. GENERAL PROVISIONS.

     15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

     15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder to an Affiliate, to a non-Affiliate if it is part of any assignment of a significant portion of Foothill's loan portfolio or any time after the occurrence of an Event of Default, and no consent or approval by Borrower is required in connection with any such assignment. Any other assignment by Foothill shall be subject to Borrower's consent, which consent shall not be unreasonably withheld. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

     15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

     15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

     15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

     15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

     15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

     15.9 Confidentiality. Foothill agrees to hold any information which it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other lenders and their respective Affiliates with a reason to know, each of whom shall be made aware of the terms of this Section 15.9 and shall be deemed bound thereby; (b) to legal counsel, accountants and other professional advisors to that lender, or to a transferee, each of whom shall be made aware of the terms of this Section 15.9 and shall be deemed bound thereby; (c) to regulatory officials having the authority to require such disclosure;

(d) to any Person as requested pursuant to or required by law, regulation or legal process, provided, if practical, Foothill will give Borrower prior notice of such disclosure; (e) to the extent reasonably required in connection with any legal proceeding involving the Borrower or any of its Subsidiaries to which Foothill or its respective Affiliates may be a party; and (f) to the extent reasonably required in connection with the exercise of any remedy hereunder.

     15.10 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 16th day of July, 1999.

                                            WAM!NET INC.,
                                            a Minnesota corporation

                                            By  /s/ Mark Marlow
                                              --------------------------------
                                                   Mark Marlow
                                            Title: Director of Finance


                                            FOOTHILL CAPITAL CORPORATION,
                                            a California corporation

                                            By  /s/ William P. Shiao
                                              --------------------------------
                                                   William P. Shiao
                                            Title: Vice President

                       COMPLIANCE CERTIFICATE SAMPLE COPY

                    (Loan and Security Agreement Section 6.3)

Date _______________, 199_

FOOTHILL CAPITAL CORPORATION
11111 Santa Monica Boulevard, Suite 1500
Santa Monica, California 90025-3333
Attention:  ________________________

RE: Loan and Security Agreement, dated as of July 16, 1999 (the "Agreement") by and between FOOTHILL CAPITAL CORPORATION ("Foothill") and WAM!NET INC. ("Borrower").

Dear _______________:

In accordance with Section 6.3 of the Agreement, this letter shall serve as certification to Foothill that to the best of my knowledge: (i) all financial statements have been prepared in accordance with GAAP and fairly represent the financial condition of Borrower, (ii) the representations and warranties of Borrower set forth in the Agreement and other Loan Documents are true and correct in all material respects on and as of the date of this certification,
(iii) as demonstrated on Exhibit 1 attached hereto, Borrower is in compliance with each of its financial covenants set forth in Section 7.20 of the Agreement as of the date of this certification, and (iv) there does not exist any condition or event that constitutes a Default or Event of Default. Such certification is made as of the fiscal month ending ______________, 199___.

Sincerely,

Director of Finance

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